Exhibit 99.1

B&G Foods Announces Completion of Credit Agreement Refinancing

Parsippany, N.J., June 5, 2014 — B&G Foods, Inc. (NYSE: BGS) announced today that it has completed a refinancing of its senior secured credit facility by terminating the facility and replacing it with a new senior secured credit facility, consisting of $300 million of tranche A term loans and a $500 million revolving credit facility.  The proceeds of the new tranche A term loans and $46 million of initial borrowings under the new revolving credit facility were used by B&G Foods to repay $122 million of tranche A term loans and $215 million of revolving credit loans under the existing credit agreement, and to pay transaction fees and expenses.  Any future borrowings under the new revolving credit facility will be used for general corporate purposes.  The new credit facility matures on June 5, 2019.

The credit agreement refinancing lowers B&G Foods’ cost of debt and provides greater flexibility in its capital structure.  The new credit facility reduces the interest rate payable on the tranche A term loans and revolving loans by 100 basis points and increases the revolving credit commitments from $300 million to $500 million.  Immediately following the completion of the refinancing, B&G Foods has $346 million of borrowings outstanding under the new credit facility and the available borrowing capacity under the new revolving credit facility, net of outstanding letters of credit, is approximately $454 million.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, MacDonald’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2013 filed on February 26, 2014.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214